Exhibit 99.1
FOR IMMEDIATE RELEASE
Terayon Provides Update on Accounting Review
Company Also Receives Letter from NASDAQ Regarding its 2005 Shareholder Meeting
     Santa Clara, California – January 10, 2006 – Terayon Communication Systems, Inc. (NASDAQ: TERNE), a leading provider of digital video networking applications and home access solutions, announced on November 7, 2005 that the filing of its Form 10-Q for the third quarter of 2005 would be delayed and that it had commenced an accounting review after determining that certain revenues recognized in the second half of fiscal year 2004 may have been recorded in incorrect periods. The delayed filing of Terayon’s Form 10-Q for the third quarter of 2005 caused Terayon to be in violation of NASDAQ Marketplace Rule 4310(c)(14), which requires the timely filing of periodic reports with the U.S. Securities and Exchange Commission (SEC). While steady progress has been made, Terayon cannot determine at this time when the accounting review will be completed. The company intends to file its Form 10-Q for the third quarter of 2005 as soon as practicable following the conclusion of the accounting review.
     In addition, as result of the delay in filing of its Form 10-Q for the quarterly period ended September 30, 2005, Terayon is not in compliance with its obligation under the Indenture with respect to Terayon’s 5% Convertible Subordinated Notes due 2007 (Notes) to file with the SEC and the trustee of the Notes (Trustee) all reports, information and other documents required pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934. If holders of at least 25% in aggregate principal amount of the Notes outstanding provide written notice to the Trustee or to Terayon and the Trustee of a default based on Terayon’s failure to file its Form 10-Q Report for the quarterly period ended September 30, 2005 and such default is not cured within 60 days of such notice, an event of default will occur and the Trustee or holders of at least 25% in aggregate principal amount of the Notes then outstanding may accelerate the maturity of the Notes and declare the entire principal amount of the Notes, together with all accrued and unpaid interest thereon, to be due and payable immediately. The Notes currently outstanding have an

Terayon Provides Update on Accounting Review

aggregate principal amount of $65 million. The company ended 2005 with $101 million of Cash and cash equivalents plus Short-term investments.
NASDAQ Update
     Terayon also announced today that it received a letter from The Nasdaq Stock Market (NASDAQ), dated January 4, 2006, notifying the company that its common stock is subject to delisting based on its failure to satisfy NASDAQ Marketplace Rules 4350(e) and 4350(g), which required the company to solicit proxies and hold an annual meeting of shareholders before December 31, 2005. Terayon held its 2004 annual shareholder meeting in December 2004 and the company’s 2005 annual shareholder meeting was originally planned for December 2005. However, Terayon was unable to hold its 2005 annual shareholder meeting due in part to its ongoing accounting review.
     As previously disclosed on November 22, 2005, Terayon received a letter from NASDAQ, dated November 17, 2005, stating that as a result of Terayon’s failure to timely file its Form 10-Q for the third quarter of 2005 with the SEC, Terayon’s common stock is subject to delisting from the NASDAQ National Market. In response to the November 17, 2005 letter, Terayon requested a hearing with a NASDAQ Listing Qualifications Panel which automatically stayed the delisting action pending the issuance of a written decision from the Panel. Terayon presented its plan to evidence compliance with all NASDAQ listing criteria at a hearing before the Panel on December 15, 2005. Terayon has not yet received a determination from the Panel as a result of the hearing.
     In NASDAQ’s January 4, 2006 letter, Terayon was informed that the Panel will consider the company’s failure to comply with NASDAQ’s proxy solicitation and annual meeting requirements in rendering its decision regarding the continued listing of Terayon’s common stock. Terayon discussed the proxy solicitation and annual meeting deficiencies with the Panel at the hearing on December 15, 2005 and plans to submit additional materials for the Panel’s review with respect to those issues by the January 11, 2006 deadline. There can be no assurance that the Panel will grant the company’s request for the continued listing of its common stock on the NASDAQ.

Terayon Provides Update on Accounting Review

About Terayon
     Terayon Communication Systems, Inc. (NASDAQ: TERNE) provides digital video networking applications and home access solutions that enable the delivery of advanced digital video, voice and data services. Service providers worldwide have deployed more than 6,000 of Terayon’s digital video systems to brand their programming, insert millions of digital ads, offer HDTV and other digital video services. More than five million Terayon cable modems and other home access solutions have been deployed by cable operators globally to provide broadband Internet access and VoIP telephony. Terayon maintains its headquarters in Santa Clara, California; has sales and support offices worldwide and is on the web at www.terayon.com.
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Press Contact:	Investor Contact:
Rebecca West	Kirsten Chapman / Moriah Shilton
AtomicPR	Lippert/Heilshorn & Associates
(415) 402-0230	(415) 433-3777
rebecca@atomicpr.com	moriah@lhai-sf.com
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
Except for historical information contained in this press release, the matters discussed in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements relating to the nature of Terayon’s accounting review, statements relating to the expected outcome of Terayon’s accounting review, and other statement that are not historical facts.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the timing and success of any hearing before a NASDAQ Listing Qualifications Panel, the results of the completed review into possible accounting errors, the timing of the filing of Terayon’s Form 10-Q for the third quarter of fiscal year 2005, the need for any corrective actions in connection with Terayon’s accounting practices, the actual timing and extent of any restatement of prior financial results, the reaction to any such restatement by Terayon’s stockholders and customers, as well as changes in economic, business, competitive, technological and/or regularly factors and trends. Additional factors that may affect future results are contained in Terayon’s SEC reports, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, particularly in the “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” sections. Such filings are available at the SEC’s website www.sec.gov. Terayon disclaims any obligation or intent to update and revise the statements contained in this release based on new information or otherwise.
Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.